Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN AMERICAN STANDARD COMPANIES, INC. AND

WABCO HOLDINGS INC.

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of July 16, 2007 is by and between American Standard Companies Inc., a Delaware corporation (“ASD”), and WABCO Holdings Inc., a Delaware corporation (“WABCO”) (each a Party, and together the “Parties”).

WHEREAS, the Board of Directors of ASD has determined that it is in the best interests of ASD and its shareholders for ASD to distribute to the holders of ASD Common Stock on such record date as may be established by the Board of Directors of ASD on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of WABCO (the “WABCO Common Stock”) (such transaction, the “Distribution”);

WHEREAS, in furtherance of the foregoing, ASD and WABCO have entered into a Separation and Distribution Agreement, dated as of July 16, 2007 (the “Separation Agreement”), and other specific agreements that will govern certain matters relating to the Separation (as defined in the Separation Agreement) and the Distribution and the relationship of ASD, WABCO, and their respective Affiliates following the Distribution;

WHEREAS, ASD and WABCO have entered into a Transition Services Agreement, dated as of July 16, 2007 (the “Transition Agreement”) that will govern the provision of transition services and matters relating to transition of inter-company services and the relationship of ASD, WABCO and their respective affiliates following Separation; and

WHEREAS, ASD and WABCO desire to enter into this Agreement to provide for the allocation of assets, liabilities, and responsibilities with respect to certain matters relating to employees (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement the following terms shall have the following meanings:

1.1 “Agreement” means this Employee Matters Agreement.

1.2 “Ancillary Benefits” means company contributions to the American Standard Companies Inc. Employee Stock Ownership Plan, active medical, life and dental benefits, and accruals for retiree life and medical benefits all to the extent applicable.

1.3 “ASD Defined Benefit Retirement Plans” means The American Standard Pension Plan and the American Standard Merged Hourly Pension Plan.

1.4 “ASD Defined Contribution Plans” means the American Standard Companies Inc. Employee Stock Ownership Plan and the Savings Plan of American Standard Inc. and Participating Subsidiary Companies.

1.5 “ASD Employee” means any individual who, as of the Effective Time, is either actively employed by or then on a leave of absence from ASD or an ASD Group member (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), but does not include any ASD Transferee or any WABCO Employee. Notwithstanding the foregoing, WABCO Employees who are on long term disability benefits at the Effective Time (“WABCO LTD Employees”) shall be considered ASD Employees unless and until either (a) their employment is terminated by ASD or (b) they return to work or are able to return to work, at which time they shall become WABCO Employees.

1.6 “ASD Equity-Based Plans” means the American Standard Companies Inc. 2002 Omnibus Incentive Plan, as amended and the American Standard Companies Inc. Stock Incentive Plan, each as amended from time to time.

1.7 “ASD Transferees” means individuals who, immediately prior to the Effective Time, performed services for WABCO or a WABCO Group member as employees of ASD or an ASD Group member (other than WABCO or a WABCO Group member) and who will become employees of WABCO or a WABCO Group member as of the Effective Time or other individuals who are transferring to WABCO or a WABCO Group member from ASD or an ASD Group member as of the Effective Time.

1.8 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.9 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.10 “Disposition Year” means the ASD fiscal year during which the Distribution occurs.

1.11 “Effective Time” shall mean 11:59 p.m., New York City, New York time, on July 31, 2007.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.13 “Health and Welfare Plans,” when immediately preceded by “ASD,” means the health and welfare plans established and sponsored by ASD or an ASD Group member (other than WABCO or a WABCO Group member), and when immediately preceded by “WABCO,” means the health and welfare plans sponsored and maintained by WABCO or a WABCO Group member before or after the Effective Time.

1.14 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.15 “Incentive Stock Option” means an option which qualifies as an incentive stock option under the provisions of Section 422 of the Code.

1.16 “Individual Agreement” means an individual contract or agreement (whether written or unwritten) entered into between ASD, an ASD Group member, WABCO, or a WABCO Group member and a ASD Employee, ASD Transferee or WABCO Employee that establishes the right of such individual to special compensation or benefits, including, but not limited to, any supplemental pension benefit, deferred compensation, severance, hiring bonus, loan, guaranteed payment, or disability benefit.

1.17 “Option,” when immediately preceded by “ASD,” means an option (either nonqualified or incentive) to purchase shares of ASD Common Stock pursuant to an ASD Equity-Based Plan and, when immediately preceded by “WABCO,” means an option to purchase shares of WABCO Common Stock, which option is granted pursuant to the WABCO Long Term Incentive Plan as part of the adjustment to ASD Options as set forth in Section 5.2.

1.18 “Participating Company” means (a) ASD, (b) any Person (other than an individual) that ASD has approved for participation in, and which is participating in, a Plan and (c) any Person (other than an individual) which, by the terms of such a Plan, participates in such Plan.

1.19 “Plan,” when immediately preceded by “ASD,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants include employees or former employees of ASD or an ASD Group member (which may include employees of WABCO Group members prior to the Effective Time), and when immediately preceded by “WABCO,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependants) of WABCO or a WABCO Group member, but no other ASD Group member.

1.20 “Restricted Stock Unit,” when immediately preceded by “ASD,” means a unit granted by ASD pursuant to an ASD Equity-Based Plan representing a general unsecured promise by ASD to deliver a share of ASD Common Stock (or an amount in cash equal to the value thereof) and when immediately preceded by “WABCO,” means a unit granted by WABCO representing a general unsecured promise by WABCO to deliver a share of WABCO Common Stock, which unit is granted pursuant to the WABCO Long Term Incentive Plan as part of the adjustment to ASD Restricted Stock Units as set forth in Section 5.2.

1.21 “WABCO Employee” means any individual who, as of the Effective Time, is either actively employed by or then on a short-term leave of absence from WABCO or a WABCO Group member (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), but shall not include WABCO LTD Employees, unless such employees return to work with WABCO.

1.22 “WABCO 401(k) Plan” means the tax-qualified 401(k) defined contribution savings plan to be established by WABCO or a WABCO Group member prior to the Effective Time.

1.23 “WABCO Long Term Incentive Plan” means the WABCO Holdings Inc. Omnibus Incentive Plan adopted or to be adopted by WABCO.

ARTICLE II

GENERAL PRINCIPLES

2.1 Assumption and Retention of Liabilities. ASD and WABCO intend that employment-related Liabilities associated with employees of the WABCO business are to be assumed by WABCO or a WABCO Group member and that employment-related Liabilities associated with former employees of the WABCO business (whether such individuals were employed by a WABCO Group member or otherwise) are also to be assumed by WABCO, except as specifically set forth herein. As of the Effective Time, WABCO or another member of the WABCO Group shall assume and agree to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to WABCO Plans, (ii) all employment or service-related Liabilities with respect to (A) all WABCO Employees (and their dependents and beneficiaries), (B) all former employees of WABCO or a WABCO Group member (and their dependents and beneficiaries) and (C) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker or in any other employment or similar relationship primarily connected to WABCO or a WABCO Group member, (iii) all employment or service-related Liabilities with respect to all ASD Transferees and (iv) any Liabilities expressly transferred to WABCO or a WABCO Group member under this Agreement. Notwithstanding the foregoing, Liabilities described in part (B) of clause (ii) of the preceding sentence shall not be assumed by WABCO to the extent that any individual described in such clause is actively employed by an ASD Group member as of the Effective Time and is not an ASD Transferee. To the extent that any employment and service-related Liabilities exist with respect to former ASD Employees whose last employment with an ASD Group member was primarily connected to the VCS Business and which are not otherwise specifically dealt with herein, the parties shall cooperate to effect the transfer to, and assumption of, such Liabilities by WABCO.

2.2 WABCO Participation in the ASD Plans. Except as set forth in Section 4.1 of this Agreement, effective as of the Effective Time, WABCO and each WABCO Group member shall cease to be Participating Companies in any ASD Plan, and ASD and WABCO shall take all necessary action before the Effective Time to effectuate such cessation as a Participating Company.

2.3 Sponsorship of the WABCO Plans. Effective no later than immediately prior to the Effective Time, ASD and WABCO shall take such actions (if any) as are required to cause WABCO or a WABCO Group member to assume, sponsorship of, and all liabilities with respect to, each WABCO Plan.

2.4 Terms of Participation by WABCO Employees in WABCO Plans. ASD and WABCO shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent WABCO Employees and former employees from receiving duplicative benefits from the ASD Plans and the WABCO Plans. With respect to WABCO Employees and ASD Transferees, each WABCO Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Effective Time with ASD or an ASD Group member shall be treated as service with WABCO or the applicable WABCO Group member. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any WABCO Plan. Each WABCO Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to WABCO Employees and ASD Transferees.

2.5 Approval of Plan. Prior to the Effective Time, ASD shall cause WABCO to adopt the WABCO Long Term Incentive Plan.

2.6 Employment of ASD Transferees. Except for purposes of the Options and Restricted Stock Units described in Section 5.2 and subject to the last sentence of Section 3.1(b), as of the Effective Time, all ASD Transferees shall terminate their employment with ASD or an ASD Group member and shall commence to be employees of WABCO or a WABCO Group member (as determined by WABCO), provided, however, that such termination shall not be treated as a separation of service for purposes of any plan or agreement (or any benefit thereunder) which is subject to the provisions of Section 409A of the Code.

2.7 Delivery of Shares; Registration Statement. From and after the Effective Time, WABCO shall have sole responsibility for delivery of shares of WABCO Common Stock in satisfaction of any obligations to deliver such shares under the ASD Plans (including delivery to ASD Employees and former ASD Employees) and shall do so without compensation from any ASD Group member. WABCO shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such delivery prior to the Effective Time and shall cause such registration to remain in effect for so long as there may be an obligation to deliver WABCO shares under such ASD Plans. ASD shall use commercially reasonable efforts to assist WABCO in completing such registration. WABCO and ASD shall cooperate to establish a procedure whereby the other party shall be promptly informed of the obligation to deliver shares to a current or former WABCO Employee or an ASD Employee, as the case may be.

2.8 Labor Relations. To the extent required by applicable law or any agreement with a labor union, works council or similar employee organization, WABCO shall provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Distribution and shall fully indemnify each ASD Group member against any Liabilities arising from its failure to comply with such requirements.

ARTICLE III

DEFINED CONTRIBUTION, DEFINED BENEFIT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

3.1	401(k) Plan.

(a)	Establishment of Plan and Trust. ASD and WABCO shall adopt or cause to be adopted the WABCO 401(k) Plan and any trust agreements or other plan documents reasonably necessary and shall cause trustees to be appointed for such plan. Such actions shall be completed prior to the Effective Time.

(b)	Assumption of Liabilities and Transfer of Assets. In accordance with applicable law, ASD and WABCO shall cause, in the manner described herein, the accounts under the ASD Defined Contribution Plans of each WABCO Employee and former WABCO Employee and each ASD Transferee to be transferred to the WABCO 401(k) Plan as soon as practicable after the Effective Time. As soon as practicable after the Effective Time: (i) ASD shall cause the accounts (including any outstanding loan balances) of each WABCO Employee, former WABCO employee and ASD Transferee in the ASD Defined Contribution Plans to be transferred to the WABCO 401(k) Plan and its related trust; (ii) WABCO (or any successor WABCO Group member) and the WABCO 401(k) Plan shall assume and be solely responsible for all liabilities under the WABCO 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) WABCO shall cause such transferred accounts to be accepted by the WABCO 401(k) Plan and its related trust and shall cause the WABCO 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable law with respect to the transferred accounts. In determining whether a WABCO Employee is vested in his or her account under the WABCO 401(k) Plan, the WABCO 401(k) Plan shall credit each WABCO Employee and ASD Transferee with all the individual’s service credited under the ASD Defined Contribution Plans. Participants in the ASD Defined Contribution Plans will not be treated as having experienced a termination of service for purposes of such plans as a result of the Distribution or the occurrence of the Effective Time.

3.2	Other United States Retirement and Non-Qualified Deferred Compensation Plans.

(a)	Following the Effective Time, ASD (or the appropriate ASD Group member) shall retain all Liabilities with respect to each ASD Defined Benefit Plan which is a tax-qualified pension plan under the Internal Revenue Code of the United States. All WABCO Employees and ASD Transferees who are participants in the American Standard Pension Plan as of the Effective Time and who terminate their employment with all ASD Group members as a result of the Distribution shall be fully vested in their account balances in that plan.

(b)	Following the Effective Time, ASD shall retain sponsorship of and all Liabilities with respect to each ASD Plan covering United States taxpayers which is a non-qualified pension, savings or deferred compensation plan. A list of such plans is set forth on Schedule 3.2b. For purposes of determining when a distribution is required from the ASD Plans described in this Section 3.2(b), WABCO Employees who were participants in such plans will be treated as not having experienced a separation from service until such employees have separated from service from all WABCO Group members.

(c)	ASD shall provide WABCO with a list of the WABCO Employees and ASD Transferees who are participants in the plans described in this Section 3.2 and WABCO shall, from and after the Effective Time, provide ASD with notice of the separations from service of any such individual.

3.3 Non-U.S. Retirement Plans. Notwithstanding anything to the contrary herein, following the Effective Time, ASD (or the appropriate ASD Group member) shall retain sponsorship of the WABCO Equipment of Canada Hourly Employee Pension Plan, including retaining all Liabilities and plan assets thereto. With respect to any ASD Plan covering non-U.S. WABCO Employees and which is a defined benefit or defined contribution retirement or pension plan, WABCO shall cause each such WABCO Employee to become covered by a corresponding WABCO Plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify ASD for any continued participation by such employee in the corresponding ASD Plan. ASD will reasonably cooperate with WABCO in complying with the immediately preceding sentence. With respect to any WABCO Plan, which is a retirement or pension plan covering non-U.S. ASD Employees, ASD shall cause each such ASD Employee to become covered by a corresponding ASD Plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify WABCO for any continued participation by such employee in the corresponding WABCO Plan. WABCO will reasonably cooperate with ASD in complying with the immediately preceding sentence. The parties have set forth on Schedule 3.3a a listing of those non-U.S. ASD retirement or pension plans in which WABCO Employees are known to participate and have set forth on Schedule 3.3b a listing of those non-U.S. WABCO retirement or pension plans in which ASD Employees are known to participate. Schedules 3.3a and 3.3b may be updated by mutual written consent of ASD and WABCO at any time up to 60 days after the Effective Time.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Transitional Services under Health and Welfare Plans; Cessation of Participation in ASD Plans. For the period commencing upon the Effective Time through December 31, 2007 (or such earlier date as the parties may mutually agree), ASD shall permit WABCO Employees and ASD Transferees to continue to participate in the ASD United States Plans in which such employees participated immediately prior to the Effective Time and which are Health and Welfare Plans which provide group health, life, dental, accidental death & dismemberment, health care reimbursements, dependent care assistance and disability benefits. The terms and conditions of such continued participation shall be governed by the Transition Services Agreement and the terms of the applicable ASD Plans. For the avoidance of doubt, WABCO Employees and ASD Transferees who do not participate in an ASD Plan which is a Health and Welfare Plan in the United States will cease to be active participants in all ASD Plans (including those which are

Health and Welfare Plans) as of the Effective Time, except as set forth below. The date upon which a WABCO Employee or ASD Transferee ceases to participate in the United States ASD Health and Welfare Plans is hereinafter referred to as the “Benefits Transition Date.” With respect to any ASD Plan outside the United States covering WABCO Employees and which is a Health and Welfare Plan, WABCO shall cause each such WABCO Employee to become covered by a corresponding WABCO Plan which is a Health and Welfare Plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify ASD for any continued participation by such employee in the corresponding ASD Plan. ASD will reasonably cooperate with WABCO in complying with the immediately preceding sentence. With respect to any WABCO Plan, which is a Health and Welfare Plan covering ASD Employees, ASD shall cause each such ASD Employee to become covered by a corresponding ASD Plan which is a Health and Welfare Plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify WABCO for any continued participation by such employee in the corresponding WABCO Plan. WABCO will reasonably cooperate with ASD in complying with the immediately preceding sentence. The parties have set forth on Schedule 4.1a a listing of those non-U.S. ASD Health and Welfare Plans in which WABCO Employees are known to participate and have set forth on Schedule 4.1b a listing of those non-U.S. WABCO Health and Welfare Plans where ASD Employees are known to participate. Schedules 4.1a and 4.1b may be updated by mutual written consent of ASD and WABCO at any time up to 60 days after the Effective Time.

4.2	Allocation of Health and Welfare Plan Liabilities.

(a)	Without limiting the obligations of WABCO under the Transition Services Agreement, all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of WABCO Employees, ASD Transferees, or their covered dependents (other than Liabilities relating to health and welfare coverage or claims incurred under the WABCO Health and Welfare Plans, if such WABCO Employees or ASD Transferees participate in the WABCO Health and Welfare Plans on or before the Benefits Transition Date) under the ASD Health and Welfare Plans on or before the Benefits Transition Date shall remain Liabilities of ASD, and all Liabilities relating to health and welfare coverage or claims incurred by or on behalf of WABCO Employees, ASD Transferees, or their covered dependents after the Benefits Transition Date shall be Liabilities of WABCO under the corresponding WABCO Health and Welfare Plans. A claim or Liability (i) for medical and dental benefits shall be deemed to be incurred upon the rendering of health services giving rise to the obligation to pay such benefits; (ii) for life insurance and accidental death and dismemberment insurance benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; and (iii) for disability benefits shall be deemed to be incurred on the date an individual is deemed to be disabled, as defined under the applicable plan.

(b)

Without limiting the obligations of WABCO under the Transition Services Agreement, ASD shall be responsible for all Liabilities under the applicable ASD Health and Welfare Plans that relate to, arise out of, or result from any hospitalization of a WABCO Employee, former employee, ASD Transferee or his or her covered dependent which begins on or before the Benefits Transition Date under a ASD Health and Welfare Plan and continues after the Benefits Transition Date until such hospitalization or treatment for such condition is concluded or coverage is discontinued subject to applicable plan rules and limitations.

4.3 Health and Welfare Plan Transitional Coverage Rules. WABCO shall cause WABCO Employees, ASD Transferees and their covered dependents who participate in ASD Health and Welfare Plans immediately before the Benefits Transition Date to be automatically eligible for enrollment on the day following the Benefits Transition Date in WABCO Health and Welfare Plans corresponding to the ASD Health and Welfare Plans in which the WABCO Employee, ASD Transferee, and his or her covered dependents, if any, participated immediately before the Benefits Transition Date. The transfer of employment from ASD or an ASD Group member to WABCO or a WABCO Group member as of the Effective Time shall not be required to be treated as a “status change” with respect to any WABCO Employee or ASD Transferee under the ASD Health and Welfare Plans or the WABCO Health and Welfare Plans.

4.4 Retiree Welfare Benefits. Each WABCO Employee and ASD Transferee shall be deemed to have terminated employment with all ASD Group members as of the Effective Time for purposes of each U.S. ASD Health and Welfare Plan which provides post-termination welfare benefits (other than for purposes of COBRA coverage, which is governed by the provisions of Section 4.7 hereof). ASD or the applicable ASD Group member shall retain all Liabilities with respect to such plans, other than Liabilities under those plans set forth on Schedule 4.4 which are provided to former WABCO Employees in the United States pursuant to a collective bargaining agreement, which Liabilities shall be assumed and performed by WABCO as of the Effective Time and with respect to which WABCO will fully indemnify each ASD Group member. To the extent that current WABCO Employees have, as of the Effective Time, attained age 55 with 10 years of service credit under the ASD retiree medical plan, such employees may, at the time of retirement from all WABCO Group members, elect coverage under either (1) the ASD retiree medical plan or (2) a retiree medical plan of the applicable WABCO Group member, in each case as may be in effect at the time and as may be amended or terminated in accordance with its terms from time to time. The WABCO Employee will, upon such election, forfeit his or her entitlement to the coverage that was not elected. WABCO Employees who retire between the Effective Time and the Benefits Transition Date and who elect coverage under the WABCO retiree medical plan, shall be provided coverage under the ASD retiree medical plan until their Benefits Transition Date. WABCO Employees who, as of the Effective Time, have achieved age 55 with 10 years of service credit under the ASD welfare plan shall be entitled to retiree life insurance coverage from ASD provided that they retiree from WABCO no later than December 31, 2008, which is the end of the transition period during which ASD is continuing to offer retiree life insurance coverage to its non-union employees. Notwithstanding anything to the contrary herein, following the Effective Time, ASD (or the appropriate ASD Group member) shall retain sponsorship of retiree health, life insurance and other welfare benefits for WABCO retirees in Canada, including retention of all Liabilities and assets or policies associated therewith.

4.5 Workers’ Compensation Liabilities. Except as provided below, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by ASD Transferees or WABCO Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Effective Time and while such individual was employed by ASD or an ASD Group member shall be retained by ASD, provided that WABCO shall reimburse ASD or the applicable ASD Group member for any deductibles or co-payments paid in respect of such Liabilities, to the extent attributable to such

Liabilities. WABCO and each WABCO Group member shall be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a WABCO Employee or ASD Transferee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Effective Time. For purposes of this Agreement, an injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or, in the case of an occupational disease, at such time as the occupational disease is diagnosed by a qualified medical professional. ASD, each ASD Group member, WABCO and each WABCO Group member shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.6 Payroll Taxes and Reporting. ASD and WABCO shall, to the extent practicable, (i) treat WABCO (or a WABCO Group member designated by WABCO) as a “successor employer” and ASD (or the appropriate ASD Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to WABCO Employees and ASD Transferees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of the more than one IRS Form W-2 with respect to each WABCO Employee and ASD Transferee for the Disposition Year. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Sharing Agreement, ASD, each ASD Group member, WABCO and each WABCO Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options or the vesting or exercise of other equity awards.

4.7 COBRA and HIPAA Compliance. ASD shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the ASD Health and Welfare Plans with respect to WABCO Employees and ASD Transferees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the ASD Health and Welfare Plans at any time on or before the Benefits Transition Date. Subject to the provisions of the Transition Service Agreement, effective immediately after the Benefits Transition Date, WABCO shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the WABCO Health and Welfare Plans with respect to WABCO Employees, ASD Transferees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the WABCO Health and Welfare Plans at any time after the Benefits Transition Date.

4.8 Vacation and Paid Time Off. As of the Effective Time, the applicable WABCO Group Member shall credit each WABCO Employee and ASD Transferee with the unused vacation days and personal and sickness days that such individual has accrued immediately prior to the Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Effective Time.

4.9 WABCO LTD Employees. WABCO shall hire or cause a WABCO Group member to hire each WABCO LTD Employee if such individual is able to return to work within the time period prescribed under the applicable leave policy governing such employee at the time the disability commenced and shall indemnify each ASD Group member against any Liability with respect to a failure by WABCO or a WABCO Group member to hire such employee. To the extent that a WABCO Employee in the United States is on short-term disability leave as of the Effective Time and subsequently becomes entitled to long-term disability benefits as a result of such disability (without having returned to work), such long-term disability benefits will be provided under the applicable ASD Plan. On or about one year after the Effective Time, ASD shall calculate the net present value of the Ancillary Benefits provided to the WABCO LTD Employees in accordance with the assumptions used under FAS106 to determine the costs of said benefits, whereupon WABCO shall pay such amount to ASD.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

5.1	ASD Cash-Based Incentive Plans.

(a)	ASD Annual Bonus Plans. As of the Effective Time, WABCO shall assume all Liabilities with respect to the participation of each WABCO Employee and ASD Transferee who is then participating in any cash-based annual bonus or incentive compensation plan of an ASD Group member. The Management Development and Compensation Committee of the WABCO Board of Directors (or its designee) shall have the discretion to make equitable adjustments to the performance metrics, goals and payments under such plans to reflect the Distribution.

(b)	ASD Long-Term Incentive Plans. As of the Effective Time, WABCO shall assume all Liabilities with respect to the participation of each WABCO Employee and ASD Transferee who is then participating in any cash-based long-term incentive compensation plan of an ASD Group member. The Management Development and Compensation Committee of the WABCO Board of Directors (or its designee) shall have the discretion to make equitable adjustments to the performance metrics, goals and payments under such plans to reflect the Distribution.

5.2 Awards under the ASD Equity-Based Plan or Otherwise. ASD and WABCO shall use their commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding ASD Option and ASD Restricted Stock Unit outstanding immediately prior to the Effective Time shall be adjusted as set forth in this Section 5.2.

(a)	ASD Options.

(i)

2007 Grants and Incentive Stock Options Held By WABCO Employees and ASD Transferees. Each ASD Option issued under an ASD Equity-Based Plan that is (1) held by a WABCO Employee or an ASD Transferee, (2) outstanding immediately prior to the Effective Time and (3) either an Incentive Stock Option or any ASD Option granted during 2007 will be converted, as of the Effective Time, solely into a WABCO Option. The number of shares of WABCO Common Stock subject to the converted option will be equal to the number of shares of ASD Common Stock subject to the ASD Option immediately prior to the Effective Time, multiplied by a fraction, the numerator of which is the fair market value of a share of ASD Common Stock immediately prior to the Effective Time (based on the closing price of the ASD Common Stock immediately prior to the Effective Time, trading regular way, hereinafter, the “ASD Closing Price”) and the denominator of which is the fair market value of a share of WABCO Common Stock immediately following the Effective Time (based on the opening trading prices of WABCO immediately following the Effective Time, hereinafter, the “Opening WABCO Stock Price”), with the result being rounded down to the nearest whole share. The fraction described in the preceding sentence is referred to hereinafter as the “WABCO Concentrated Method Fraction”. The per share exercise price of the converted WABCO Option will be equal to the per share exercise price of the original ASD Option divided by the WABCO Concentrated Method Fraction, with the result being rounded up to the nearest whole cent.

(ii)	Other Incentive Stock Options. Each ASD Option issued under an ASD Equity-Based Plan that is (1) held by an individual who is not a WABCO Employee or ASD Transferee, (2) outstanding immediately prior to the Effective Time and (3) an Incentive Stock Option will be converted, as of the Effective Time, solely into an adjusted ASD Option. The number of shares of ASD Common Stock subject to the adjusted ASD Option will be equal to the number of shares of ASD Common Stock subject to the option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the fair market value of a share of ASD Common Stock immediately prior to the Effective Time (based on the closing price of ASD Common Stock immediately prior to the Effective Time, trading regular way) and the denominator of which is the fair market value of ASD Common Stock immediately following the Effective Time (based on the opening trading prices of the ASD Common Stock on the first trading day immediately following the Effective Time, hereinafter, the “Opening ASD Stock Price”), with the result being rounded down to the nearest whole share. The fraction described in the preceding sentence is referred to hereinafter as the “ASD Concentrated Method Fraction”. The per share exercise price of the adjusted ASD Option will be equal to the per share exercise price of the original ASD Option divided by the ASD Concentrated Method Fraction, with the result being rounded up to the nearest whole cent.

(iii)

2007 Options Grants Held By Individuals Other Than WABCO Employees or ASD Transferees and all Pre-2007 Option Grants which are not Incentive Stock Options. Each ASD Option that is not described in clause (i) or (ii) hereof and which is outstanding immediately prior to the Effective Time will be converted into two separate options, an adjusted ASD Option and a WABCO Option. The number of shares of stock subject to each of the adjusted ASD Options will be equal to the number of shares of ASD Common Stock subject to the ASD Option immediately prior to the Effective Time. The number of shares of stock subject to the WABCO Option will be equal to the number of shares of WABCO Common Stock the option holder would have received had the option to acquire the Company’s common stock been fully exercised immediately prior to the Effective Time, rounded down to the nearest whole share. The per share exercise price of the adjusted ASD Option shall be equal to the product of (1) the per share exercise price of the ASD Option immediately prior to the Effective Time multiplied by (2) a fraction, the numerator of which shall be the Opening ASD Stock Price and the denominator of which shall be the sum of (i) the Opening ASD Stock Price and (ii) the quotient determined by dividing the Opening WABCO Stock Price by the WABCO Distribution Ratio (as defined below), which product shall be rounded up to the nearest whole cent. The per share exercise price of the WABCO Option shall be equal to the product of (1) the per share exercise price of the ASD Option immediately prior to the Effective Time multiplied by (2) a fraction, the numerator of which shall be the Opening WABCO Stock Price and the denominator of which shall be the sum of (i) the Opening ASD Stock Price and (ii) the quotient determined by dividing the Opening WABCO Stock Price by the WABCO Distribution Ratio, which product shall be rounded up to the nearest whole cent. For purposes of this paragraph (b), “WABCO Distribution Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of WABCO Common Stock distributed in respect of each share of ASD Common Stock in the Distribution.

(iv)	Option Terms. Each adjusted ASD Option issued shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original ASD Option, except as set forth below. Each WABCO Option issued pursuant to this Section 5.2(a) shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the related ASD Option before the Effective Time, except as set forth below. Notwithstanding the foregoing, ASD will take such action as is necessary to ensure that with respect to Adjusted ASD Options that are held by WABCO Employees as of or following the Effective Time, such individuals will not incur a termination of employment as a result of the Separation for purposes of the Adjusted ASD Options. WABCO will take such action as is necessary to ensure that with respect to the WABCO Option grants that are held by ASD Employees as of or following the Effective Time, such individuals will not incur a termination of employment as a result of the Separation (or such subsequent transfer of employment) for purposes of the WABCO Options. For purposes of the vesting and termination provisions of the Adjusted AD Options and the WABCO Options, continued service with an ASD Group member or a WABCO Group Member shall be considered to be continued service for purposes of such option.

(b)	Restricted Stock Units.

(i)	Restricted Stock Units held by WABCO Employees and ASD Transferees. Each Restricted Stock Unit based upon ASD common stock that is outstanding and held by a WABCO Employee or an ASD Transferee immediately prior to the Effective Time will be converted into a WABCO Restricted Stock Unit. The number of shares of WABCO Common Stock subject to the WABCO Restricted Stock Unit will be equal to the number of shares of ASD Common Stock subject to the ASD Restricted Stock Unit immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the ASD Closing Price and the denominator of which is the Opening WABCO Stock Price.

(ii)	Other Restricted Stock Units. Each other ASD Restricted Stock Unit will be converted into an adjusted ASD Restricted Stock Unit. The number of shares of ASD Common Stock subject to the adjusted ASD Restricted Stock Unit will be equal to the number of shares of ASD Common Stock subject to the ASD Restricted Stock Unit immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the ASD Closing Price and the denominator of which is the ASD Opening Price.

(iii)	Restricted Stock Unit Terms. WABCO Restricted Stock Units and adjusted ASD Restricted Stock Units shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with a member of the ASD Group or a member of the WABCO Group, as the case may be.

(c)	Change in Control Provisions. The ASD and WABCO Options and Restricted Stock Units shall have the change in control provisions set forth on Annex I hereto.

(d)	Taxes. All adjustments described in this Section 5.2 shall be done in a manner which complies with the requirements of Section 409A and Section 424 of the Code, to the extent applicable.

(e)	Partial Interests in Shares. To the extent that any adjustment in stock options or stock appreciation rights described in this Section 5.2 results in any fractional interest in shares, such fractional interest shall be rounded down to the nearest whole share. No fractional interests in shares or stock appreciation rights shall be payable in cash or otherwise.

(f)	Administration. Each of ASD and WABCO shall establish an appropriate administration system in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.

5.3 Individual Agreements. As of the Effective Time, WABCO shall, or shall cause a WABCO Group member to assume, and shall thereafter perform, each Individual Agreement with an ASD Transferee. A list of such Individual Agreements is provided on Schedule 5.3.

5.4 ASD Employee Stock Purchase Plan. ASD shall take such action as is necessary or appropriate to cause WABCO Employees and ASD Transferees to receive a refund in cash of all amounts contributed during the offering period in progress under the ASD Employee Stock Purchase Plan as soon as practicable following the Effective Time.

5.5 Confidentiality and Proprietary Information. No provision of the Separation Agreement or this Agreement shall be deemed to release any individual for any violation of any agreement or policy pertaining to confidential or proprietary information of ASD or any of its Affiliates or of WABCO or any of its Affiliates, respectively, or otherwise relieve any individual of his or her obligations under any such agreements or policies.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable law, ASD and WABCO shall share, ASD shall cause each applicable ASD Group member to share, and WABCO shall cause each applicable WABCO Group member to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the ASD Plans and the WABCO Plans. ASD and WABCO and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in the ASD Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of ASD as in effect as of the Effective Time, unless otherwise agreed to by ASD and WABCO.

6.2 Non-Termination of Employment; No Third Party Beneficiaries. Except as expressly provided in this Agreement or as set forth in Schedule 6.2, no provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of ASD, an ASD Group member, WABCO, or a WABCO Group member under any ASD Plan or WABCO Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude WABCO or any WABCO Group member, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any WABCO Plan, any benefit under any WABCO Plan or any trust, insurance policy or funding vehicle related to any WABCO Plan; and (iii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude ASD or any ASD Group member, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any ASD Plan, any benefit under any ASD Plan or any trust, insurance policy or funding vehicle related to any ASD Plan.

6.3 Audit Rights with Respect to Information Provided. Each of ASD and WABCO, and their duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party. The parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing party. The auditing party shall have the right to make copies of any records at its expense, subject to applicable law. The parties agree that time will be of the essence in the conduct and completion of such audits.

6.4 Fiduciary Matters. ASD and WABCO each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

6.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or governmental entity) and such consent is withheld, ASD and WABCO shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, ASD and WABCO shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

6.6 Taxation. Obligations and Liabilities with respect to tax deductions with respect to equity and other compensation and benefits provided in this Agreement shall be governed by Schedule 2.03(d) of the Tax Sharing Agreement between ASD and WABCO. WABCO and ASD shall cooperate to comply with applicable law governing tax reporting and withholding with respect to compensation paid pursuant to the plans and agreements referenced herein.

ARTICLE VII

MISCELLANEOUS

7.1 Complete Agreement; Construction. This Agreement, including the Schedules and the Annex, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

7.2 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement or any covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To ASD:

American Standard Companies Inc.

1 Centennial Avenue

Piscataway, NJ 08855

U.S.A.

Attn: Mary Beth Gustafsson, General Counsel

Facsimile: (732) 980 - 3377

To WABCO:

c/o	WABCO Europe BVBA

Chaussée de Wavre, 1789 Box 15

1160 Brussels

Belgium

Attn: General Counsel

Facsimile: + 32 2 663 98 89

With a copy to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

U.S.A.

Attn: Neal J. White

Facsimile: (312) 984 - 7700

7.5 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

7.6 Assignment. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

7.7 Amendments. Subject to the terms of Section 7.8, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

7.8 Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement may be amended, modified or terminated at any time prior to the Effective Time by and in the sole discretion of ASD without the approval of WABCO or the stockholders of ASD. In the event of a termination, no Party shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

7.9 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement.

7.10 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the date hereof.

7.11 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

7.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.13 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

7.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

7.15 Consent to Jurisdiction. Subject to the provisions of Article VIII of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “New York Court“), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Court for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in 7.4 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this 7.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII of the Separation Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in the New York Court, and (iii) enforcement of any such award of an arbitral tribunal or the New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

7.17 Dispute Resolution. The resolution of any dispute between the Parties with respect to this Agreement shall be governed by the provisions of the Separation Agreement with respect to the resolution of disputes, including, without limitation, the provisions of Article VIII of the Separation Agreement.

7.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.19 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

7.20 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

By	/s/ G. PETER D’ALOIA
Name:	G. Peter D’Aloia
Title:	Senior Vice President and Chief Financial Officer

WABCO HOLDINGS INC.

By	/s/ ULRICH MICHEL
Name:	Ulrich Michel
Title:	Chief Financial Officer

ANNEX I

CHANGE IN CONTROL PROVISIONS APPLICABLE TO ADJUSTED EQUITY AWARDS FOLLOWING DISTRIBUTION

	WABCO change in control	ASD change in control
WABCO Options and Restricted Stock Units held by WABCO employees	WABCO Options and WABCO RSUs accelerate if not assumed/replaced WABCO Options and WABCO RSUs also accelerate upon qualifying termination from WABCO following change in control

WABCO Options and WABCO RSUs will continue in effect following ASD change in control, which will not affect WABCO awards

Subsequent termination of employment of WABCO employee will not accelerate vesting of WABCO Options and WABCO RSUs awards

ASD Options and Restricted Stock Units held by WABCO employees

ASD Options and ASD RSUs will continue in effect following WABCO change in control, which will not affect ASD awards

ASD Options and ASD RSUs will accelerate upon qualifying termination from WABCO following change in control

ASD Options and ASD RSUs accelerate if not assumed/replaced Subsequent termination of employment of WABCO employee will not accelerate vesting of ASD Options and ASD RSUs

WABCO Options and Restricted Stock Units held by ASD employees	WABCO Options and WABCO RSUs accelerate if not assumed/replaced Subsequent termination of employment will not accelerate vesting of WABCO Options and WABCO RSUs

WABCO Options and WABCO RSUs will continue in effect following ASD change in control, which will not affect WABCO awards

WABCO Options and WABCO RSUs will accelerate upon qualifying termination from ASD following change in control

ASD Options and Restricted Stock Units held by ASD employees

ASD Options and ASD RSUs will continue in effect following WABCO change in control, which will not affect ASD awards

Subsequent termination of employment of ASD employee will not accelerate vesting of ASD Options and ASD RSUs

ASD Options and ASD RSUs accelerate if not assumed/replaced ASD Options and ASD RSUs also accelerate upon qualifying termination from ASD following change in control

*	The applicable change in control definitions will be (i) in the case of ASD, the change in control definition set forth in the applicable ASD Equity-Based Plan and (ii) in the case of WABCO, the definition set forth in the WABCO Long-Term Incentive Plan.

2